EXHIBIT 5.1





                               July 16, 1996

Board of Directors
Red Lion Hotels, Inc.
4001 Main Street
Vancouver, Washington  98663

      We have acted as counsel for Red Lion Hotels, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering deferred compensation obligations in connection with the Company's Supplemental Employee Retirement Plan (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

      Based on the foregoing, it is our opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware;

      2. The deferred compensation obligations have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued and will represent the binding obligation of the Company to make payments of cash to the holders thereof in accordance with the terms and conditions of the Plan; and

      3. The Plan is intended to qualify as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company. Assuming such qualification, the Plan is exempt from the participation and vesting, funding, and fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended, and the provisions of the Plan have been drafted to comply with this exemption.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP